State of Delaware
Secretary of State
Division of Corporations
Delivered 09:57 AM 04/06/2015
FILED 09:57 AM 04/06/2015
SRV 150466939 - 2888556 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

CEMTREX INC.

Under Section 242 of the Delaware general Corporation Law

CEMTREX Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 1998 as amended.

The amendment of the certificate of incorporation effected by this certificate of amendment is as follows:

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:

"ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock, par value $.001 per share ("Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

On the effective date of the Certificate of Amendment of Certificate of Incorporation, ("Effective Time") every six (6) share of Corporation's issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock, without any change in par value per share, ("Reverse Stock Split") and without any further action by the Corporation or the holder thereof, provided that no fractional shares will be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). The Reverse Stock Split will affect all shares of the Company's common stock outstanding immediately prior to the Effective Time, as well as the number of shares of common stock available for issuance upon the exercise of outstanding stock options. In addition, Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon the conversion of all convertible notes into common stock outstanding immediately prior to the Effective Time of the Reverse Stock Split. As a result, each stockholder's percentage ownership interest and proportional voting power remains unchanged and the rights and

privileges of the holders of the Company's common stock are unaffected. Stockholders are not required to take any action.

The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ form those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including (but without limiting the generality of the foregoing) the following:

(1) the designation of such series;

(2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3) whether the shares of such series may be redeemed by the Corporation, and if so, the times, prices and other terms and conditions of such redemption;

(4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(5) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any series of any class or classes of capital stock of the Corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange;

(6) the restrictions and conditions, if any, upon the series or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(7) the rights of the holders of the shares of such series upon the liquidation or distribution of assets of the Corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation

Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever."

4. The amendment of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on April 3, 2015.

Name: Sagar Goyil, President/CEO